                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      PUROFLOW INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

PUROFLOW                                16559 Saticoy Street, Van Nuys, CA 91406
INCORPORATED                                  (818) 756-1388  FAX (818) 779-3902

                                              August 6, 1999

                      YOUR BOARD HAS ADOPTED A SHAREHOLDER
                     RIGHTS PLAN TO PROTECT YOUR INTERESTS.

Dear Puroflow Stockholder:

             DON'T BE FOOLED: THE SO-CALLED "FULL VALUE COMMITTEE"
               IS REALLY STEEL PARTNERS AND WARREN LICHTENSTEIN.

    You should be aware that an entity calling itself the "The Full Value Committee", is about to launch a proxy fight to replace your Board of Directors with its own candidates at Puroflow's 1999 annual meeting, which has been scheduled for Wednesday, October 13, 1999.

    DON'T BE FOOLED: THIS SO-CALLED "COMMITTEE" IS MERELY THE ALTER EGO OF STEEL PARTNERS AND ITS PRINCIPAL, WARREN LICHTENSTEIN.

    We first wrote to you about Warren Lichtenstein, a former risk arbitrageur, in our June 3 letter explaining our new Shareholder Rights Plan. Let's again review Mr. Lichtenstein's record regarding Puroflow and some of his other investments. Warren Lichtenstein of both Steel Partners and The Full Value
Committee:

    - has sought to gain control of small public companies he perceives as defenseless, to take control of their Boards or to force a quick sale.

    - was enjoined from voting certain shares he and his associates acquired in connection with his proxy battle for control of Medical Imaging Centers of America, Inc. in 1996 because he and his associates violated provisions of the Securities Exchange Act of 1934.

    - started a lawsuit against your Company and its Board of Directors in which he makes allegations which in our view are solely for the purpose of having something to write about in his proxy materials, since in our opinion, his allegations are baseless and without merit.

    - states, in his preliminary proxy statement, that the sale of Puroflow would be in the best interests of the Company's stockholders; yet he also tells you, in sharp contrast, that no assurance can be given that a sale of the Company could be accomplished or that such a sale would produce more favorable financial results or result in achieving full value for stockholders. Mr. Lichtenstein also admits, in his preliminary proxy statement, that he doesn't know what would be a fair price for the Company.

    - met with a Puroflow competitor and, we believe, advised that competitor that he controlled in excess of 50% of your Company, and that if the competitor did not buy Puroflow, he (Mr. Lichtenstein) would put it up for auction, thereby hurting the competitor's business.

    - expresses, in his preliminary proxy statement, disapproval of the way in which the Company is run, but states that if he took control of the Company, he would not want to replace any officers and does not contemplate doing so.

    - states, in his preliminary proxy statement, that The Full Value Committee has not made or undertaken an analysis or report of the Company and DOES NOT KNOW WHETHER STOCKHOLDER VALUE WILL BE MAXIMIZED AS A RESULT OF HIS SOLICITATION.

    - states, in his preliminary proxy statement, that notwithstanding his announcement that he would sell the Company even it he took control, HE COULD CHANGE HIS MIND AND DECIDE TO PURSUE "ANOTHER COURSE OF ACTION."

    PUT SIMPLY, MR. LICHTENSTEIN HAS NO IDEA OF WHAT WOULD HAPPEN IF THE COMPANY WERE SOLD OR WHETHER THE RESULT WOULD BE IN YOUR BEST INTERESTS.

    NOW THAT YOU KNOW WHO WARREN LICHTENSTEIN IS, AND THE TACTICS HE EMPLOYS, DO YOU THINK THAT IT IS APPROPRIATE TO TRUST HIM AND HIS HAND-PICKED SLATE OF NOMINEES TO ACHIEVE THE BEST RESULTS FOR YOUR INVESTMENT IN PUROFLOW? WE THINK THE ANSWER IS NO!

                    WE TRIED TO NEGOTIATE A FAIR COMPROMISE.

    You should know that, in hopes of avoiding the expense and disruption of a proxy fight, your Board tried to negotiate a compromise with Mr. Lichtenstein on terms that were, in our view, very reasonable and fair to both parties.

    WE OFFERED MR. LICHTENSTEIN, AMONG OTHER THINGS, THREE REPRESENTATIVES ON AN EXPANDED SEVEN MEMBER BOARD OF DIRECTORS--A BOARD SEAT PERCENTAGE OF 42%, WHICH FAR EXCEEDS MR. LICHTENSTEIN'S 16.5% INTEREST IN PUROFLOW. UNFORTUNATELY, OUR SETTLEMENT DISCUSSIONS BROKE DOWN WHEN MR. LICHTENSTEIN REFUSED TO AGREE NOT TO WAGE ANOTHER PROXY FIGHT AT PUROFLOW'S 2000 ANNUAL MEETING.

    Your Board felt it was very important to be able to ensure peace and pursue ways to maximize Puroflow's share value without the threat of a proxy fight looming over the Company until the 2001 annual meeting. MR. LICHTENSTEIN FLATLY REFUSED.

    Furthermore, Mr. Lichtenstein insisted upon--and was refused--the ability to receive special treatment under the terms of our new Shareholder Rights Plan and be permitted to increase his stake to as much as 22.5% of the Company. Your Board firmly believes that further concentration of Puroflow shares is not in the best interest of the Company.

    However, in a continuing good faith effort to avoid this proxy contest, we recently sent a letter to Mr. Lichtenstein stating our willingness to keep the basic terms of our offer open until 5:00 p.m. Eastern time, Wednesday, August 11, 1999.

    We hope this final offer will allow us to avoid a proxy fight with Steel Partners. To date, Mr. Lichtenstein has not replied to our letter, and based on his past actions, we are not hopeful that Mr. Lichtenstein will change his mind and accept our offer.

                            THE FUTURE FOR PUROFLOW.

    Puroflow's fiscal year ended January 31, 1999 was very productive. We believe our accomplishments were significant. These accomplishments include:

    - Our new International Programs Group, now one year old, has contributed about $500,000 to our corporate backlog. Sales to date have come from the Turkish government and military and we anticipate future orders from the governments of Egypt and South Korea.

    - The introduction of our new non-azide inflator technology, which we believe will increase our side impact airbag business.

    - We have resolved outstanding litigation with respect to all receivership issues from 1996.

    - In January 1999, we acquired Quality Control Cleaning, a major cleaner of industrial precision parts, whose sales have increased by about 30% since its acquisition by the Company.

    IN LIGHT OF THESE ACHIEVEMENTS AND THE MOMENTUM WE ARE GENERATING AT PUROFLOW, WE BELIEVE THIS IS NOT THE TIME TO RELINQUISH CONTROL OF YOUR BOARD TO WARREN LICHTENSTEIN, WHO APPARENTLY HAS NOTICED PUROFLOW'S SUCCESSES AND MAY WISH TO CAPITALIZE ON THEM FOR HIS OWN BENEFIT, NOT YOURS.

              WE WILL CONTINUE TO SEARCH FOR A STRATEGIC PARTNER.

    Recently, we have held discussions with certain investment banks with a view to retaining one to assist Puroflow in finding suitable merger candidates or strategic partners. Regrettably, either the investment banks found the size of the transactions contemplated to be too small or Puroflow found the fees to retain one of these firms to be unjustifiable.

    As a result, Puroflow will continue this search for suitable partners on its own, relying on the industry and professional contacts our senior executives have as well as their knowledge of companies which might be appropriate for a partnership or business combination with Puroflow.

    We will be mailing further information to you about Steel Partners as the situation progresses. You will soon receive our proxy statement and a white proxy card which we urge you to use it to vote in support of management's slate.

    We appreciate your continued support of Puroflow.

    On behalf of your Board of Directors.

                                          Sincerely,

                                          /s/ Michael H. Figoff

                                          Michael H. Figoff
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "the Company believes," and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                            PARTICIPANT INFORMATION

    In compliance with the rules and regulations promulgated by the Securities and Exchange Commission, the following information is being furnished with respect to Puroflow's nominees for election as directors at the 1999 Annual Meeting of Stockholders.

    1. MICHAEL H. FIGOFF. Mr. Figoff serves as the President and Chief Executive Officer of the Company, after joining the Company in November 1988. Mr. Figoff has more than 30 years of experience in the marketing and manufacture of aerospace and defense-related products. As of the date hereof, Mr. Figoff beneficially owns 355,000 shares of Puroflow common stock including the right to purchase 44,000 shares pursuant to stock options. Mr. Figoff's 355,000 shares also includes 8,000 shares owned by Mr. Figoff's wife with respect to which he disclaims beneficial ownership.

    2. REUBEN M. SIWEK. Mr. Siwek serves as Chairman of the Board of Directors of the Company and as its General Counsel. He has practiced law in the State of New York for more than 48 years. Mr. Siwek beneficially owns 570,250 shares of Puroflow common stock including options to purchase 44,000 shares. Mr. Siwek's 570,250 shares also includes 70,000 shares owned by Mr. Siwek's wife with respect to which he disclaims beneficial ownership.

    3. DR. TRACY KENT PUGMIRE. Dr. Pugmire serves as a member of the Board of Directors of the Company and on the Board's audit committee. He is an independent aerospace consultant and representative. He is currently involved with design and fabrication activities on the X-33 and X-34 rocket vehicles. Dr. Pugmire beneficially owns 40,000 shares including the right to purchase 19,000 shares pursuant to stock options.

    4. ROBERT A. SMITH. Mr. Smith currently serves as Vice Chairman of the Board of Directors of the Company. He also serves as President of Microsource, Inc., a company engaged in the manufacturing of microwave signal generation equipment to the defense, telecommunications and instrument/test industries. Mr. Smith has extensive engineering, marketing and management experience in the filter industry. Mr. Smith beneficially owns 238,000 shares of Puroflow common stock including the right to purchase 28,000 shares pursuant to stock options. The shares beneficially owned by Mr. Smith include 10,000 shares owned jointly by he and his spouse.